Exhibit 10.14

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 3, 2021, by and between Black Rifle Coffee Company LLC, a Delaware limited liability company (the “Company”), and Toby Johnson (“Executive”).

RECITALS

The Company desires to retain Executive, and Executive desires to be so employed by the Company, subject to the terms, conditions and covenants set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

ARTICLE I

EMPLOYMENT SERVICES

1.1          Term of Employment.  Executive’s employment under this Agreement shall commence on August 3, 2021, or such other date that may be mutually agreed to by the Company and Executive (the “Commencement Date”) and continue until terminated pursuant to Article III below (the “Employment Term”).

1.2          Title and Position.  Upon commencement of employment, Executive shall hold the position of Chief Operating Officer of the Company and all of its subsidiaries, as directed by the Chief Executive Officer, Co-Chief Executive Officer or the Board of Directors of the Company (the “Board”) of the Company’s ultimate parent, Authentic Brands LLC, a Delaware limited liability Company (“Authentic”), and shall report directly to the Chief Executive Officer and Co-Chief Executive Officer. Executive’s responsibilities include such duties as are commensurate with Executive’s position and as may be assigned to Executive in good faith by the Chief Executive Officer, Co-Chief Executive Officer or the Board.

1.3          Resignation / Existing Restricted Units. Executive hereby acknowledges and agrees that, effective as of June 16, 2021, Executive has resigned from all positions as a member of the Board of Authentic (the “Board Resignation”). In connection with the Board Resignation, and notwithstanding anything to the contrary in that certain Restricted Units Agreement, dated August 11, 2020, between Executive and Authentic (the “RUA”), as of the Commencement Date, 225 of the Restricted Units granted to Executive under the RUA, shall be immediately forfeited, and the remaining 75 Restricted Units shall be fully vested and remain subject to the terms and provisions of the RUA. After giving effect to the Board Resignation, Executive represents and warrants that Executive is free to accept employment with the Company, and that Executive has no existing commitments or obligations of any kind (including any restrictive covenant(s) for the benefit of any prior employer) that would hinder or interfere with Executive’s obligations hereunder.

1.4          Activities and Duties During Employment.

(a)         Executive shall conduct herself, both professionally and personally, with due regard to public conventions and morals, and in a manner that will not have an adverse effect on the reputation of the Company or Executive. Executive shall devote Executive’s full business time, attention, skill and energy to the business and affairs of the Company and its subsidiaries, and shall use Executive’s reasonable best efforts to faithfully perform Executive’s responsibilities in a diligent, trustworthy, efficient and businesslike manner so as to advance the best interests of the Company. Notwithstanding the foregoing, Executive shall be permitted to devote a reasonable amount of time and effort to (i) serving on governing boards of or otherwise assisting civic and charitable organizations, and (ii) investing and managing personal and family investments, but only to the extent that activities described in clauses (i) or (ii), individually or as a whole, do not (A) involve Executive’s active participation in the management of any corporation, partnership or other business entity, (B) involve an ownership interest in any customer or vendor of the Company unless approved in advance by written resolution of the Board, (C) interfere with the Executive’s duties to the Company, (D) involve an actual, perceived, or likely conflict of interest with Executive’ duties for the Company, or (E) otherwise violate any provision of this Agreement.

(b)         Executive shall timely deliver monthly executive reports to the Board based on deadlines established by the Board.

(c)         Executive shall comply in all material respects with all applicable laws, and all written policies, rules and regulations of the Company, including without limitation codes of conduct and any charter of the Board or any compensation committee of the Board (the “Committee”), as applicable. Additionally, and without limiting the foregoing, Executive shall be responsible for ensuring that: (i) no equity or rights to equity in the Company shall be issued, offered or granted without the express written approval of the Committee or Board and within the parameters of any approval matrix adopted by them; (ii) no bonus or bonus plan is awarded, promised or adopted by the Company or any subsidiary without the express written approval of the Committee or the Board; (iii) no bonus based upon financial results is paid until the Company’s audit for the subject fiscal year has been completed to the satisfaction of the Committee or Board; (iv) members of the Board have full and unfettered access to the Company’s chief financial officer and financial records; and (v) the Company or any subsidiary does not conduct business with any family member or close personal friend of Executive, or any affiliate or entity of such individual, without the express written approval of the Board. Upon request, Executive shall provide the Committee or the Board with a sworn certification verifying compliance with these responsibilities.

ARTICLE II

COMPENSATION

2.1          Base Salary. The Company shall pay Executive an annual base salary of Three Hundred Fifty Thousand Dollars ($350,000) (the “Base Salary”), annualized, less applicable taxes and withholdings, payable ratably in accordance with the general payroll practices of the Company. The Committee may review Executive’s Base Salary annually.

2.2          Bonus.

(a)         Incentive Bonus. During the Employment Term, Executive shall be eligible to participate in BRCC’s Annual Incentive Plan, as modified from time to time by BRCC in its business judgment, or any successor bonus plan (the “Annual Bonus”), with a target bonus of one hundred percent (100%) of Executive’s Base Salary, subject to the achievement of goals established by the Committee or the Board, as applicable. The Board shall have the sole discretion to determine if the goals have been attained and what percentage of Base Salary, if any, will be paid in bonus. Executive acknowledges that no bonus shall be earned or accrued until the Bonus Payment Date (as defined below) and provided that Executive remains continuously employed by the Company through and including the Bonus Payment Date. Because the Commencement Date is not the first day of a fiscal year, the Annual Bonus for the 2021 fiscal year of the Company shall be pro-rated to reflect the number of months worked by Executive in the 2021 fiscal year. The Annual Bonus shall be paid as soon as practicable after the Bonus Determination Date, but in no event later than March 31 of the fiscal year following the fiscal year for which the Annual Bonus relates (the “Bonus Payment Date”).

(b)         One-Time Bonus. On or before August 10, 2021, the Company shall pay to Executive a one-time bonus in the amount of Two-Hundred Twelve Thousand Dollars ($212,000), less applicable taxes and withholdings (the “One-Time Bonus”).

2.3        Equity-Based Compensation.  During the Employment Term, Executive shall be eligible to receive equity-based compensation from Authentic, to be issued in accordance with Authentic’ s form of Restricted Unit Agreement. Executive’s equity-based compensation will be equal to one percent (1.0%) of the common equity of Authentic at the time of grant, determined on a fully diluted basis. The participation threshold and vesting restrictions for Executive’s restricted units will be set forth in Executive’s Restricted Units Agreement, the form of which is attached hereto as Exhibit A.

2.4        Reimbursement of Expenses.

(a)         Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by Executive while performing Executive’s duties under this Agreement, subject to the Company’s policies in effect from time to time and corroborating documentation reasonably satisfactory to the Company.

(b)         Relocation Expenses. The Company shall reimburse, or cause to be paid, all reasonable relocation expenses incurred by the Executive relating to Executive’s relocation to the Salt Lake City, Utah area, excluding any mortgage or brokerage costs of Executive. If Executive terminates her employment with the Company or is terminated by the Company for Cause before the twelve (12) month anniversary of the Commencement Date, Executive shall be required to repay the Company the gross amount of all relocation expenses paid or reimbursed under this Section 2.4(b). Executive shall be required to maintain her primary residence in the Salt Lake City, Utah area throughout the Employment Term, unless the Chief Executive Officer, Co-Chief Executive Officer, or the Board approves otherwise, in writing.

(c)         Prior Employer Relocation Expenses. The Company shall reimburse Executive in an amount equal to fifty percent (50%) of Executive’s relocation allowance granted by and required to be repaid by Executive to her prior employer, provided, however, in no event shall the Company’s obligation under this Section 2.4(c) exceed Eighty-Six Thousand Dollars ($86,000). Executive must first provide the Company with her prior employer’s written request for repayment of its relocation allowance. The Company makes no representations to Executive as to the proper tax treatment of such payment with respect to Executive’s personal tax obligation.

2.5        Health Care and Benefit Plans.  During the Employment Term, Executive shall be eligible to receive all fringe benefits and perquisites and to participate in all health care and benefit programs normally available to other senior-level employees of the Company (subject to all applicable eligibility and contribution policies and rules), as may be in effect from time to time, including such insurance programs as may be implemented by the Company.

2.6        Key Man Insurance.  If requested by the Company, Executive shall make application for, and submit to such examinations as may reasonably be requested by the Board of Directors in order to obtain key man or other insurance on the life of Executive for the benefit of the Company as the Board shall direct, the cost of which insurance shall be borne by the Company.

2.7        Vacation.  The Company’s vacation policy for employees that hold a position of Vice President or higher is that such employees have unlimited vacation days which may be taken subject to the reasonable business needs of the Company and the current work obligations of the employee. Executive acknowledges that the Company’s vacation policy is subject to change, and that Executive’s vacation allowance will continue to be consistent with the Company’s other similarly situated employees.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1        Employment At Will.  Executive’s employment by the Company is at-will, and either Executive or the Company may terminate Executive’s employment with the Company (the effective date of separation being the “Termination Date”), subject to the following:

(a)         The Company may terminate Executive’s employment at any time and for any reason, with or without Cause, by giving written notice of such termination to Executive designating an immediate or future termination date.

(b)         Executive may terminate Executive’s employment for any reason by giving the Company sixty (60) days prior written notice of termination. Upon such notice, the Company may, at its option, (i) make Executive’s termination effective immediately, (ii) require Executive to continue to perform Executive’s duties hereunder during such 60-day period, with or without restrictions on Executive’s activities, and/or (iii) accept Executive’s notice of termination as Executive’s resignation from the Company at any time during such 60-day period. If the Company elects (i) above, the Company shall have no obligation to provide Executive any compensation or benefits beyond the Termination Date except as otherwise required by law. If the Company elects (ii) or (iii) above, the Company shall pay Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 through the earlier of the sixtieth (60th) day following Executive’s notice of termination or the date on which Executive voluntarily ceases to perform services for the Company.

(c)         Executive’s employment will terminate immediately without any notice upon Executive’s death or following Executive’s receipt of written notice from the Company stating that the Company has made a good faith determination that Executive has become Disabled or Incapacitated. “Disabled or Incapacitated”‘ means Executive’s inability or failure, due to a physical or mental impairment, to substantially perform the essential functions of Executive’s job, for forty-five (45) consecutive calendar days or for ninety (90) calendar days during any twelve (12)-month period irrespective of whether such days are consecutive, as determined by the Board. Executive shall not be deemed Disabled or Incapacitated if Executive can perform and does satisfactorily perform all essential functions of the job with a reasonable accommodation, where such accommodation does not present an undue hardship to the Company. Upon request, Executive shall provide the Board with documentation from Executive’s health care provider sufficient for the Board to determine the nature and extent of any physical or mental impairment that may interfere with Executive’s performance of Executive’s job duties, as well as any accommodations that could be made, subject to any limitations under applicable law. If Executive’s employment is terminated pursuant to this Section 3.l(c), the Company shall have no further obligation hereunder or otherwise with respect to Executive except payment of Executive’s Base Salary under Section 2.1 and benefits under Section 2.5 that have accrued through the Termination Date.

3.2        Severance Pay.

(a)         If the Company terminates Executive’s employment without Cause, Executive shall be eligible to receive a severance payment (the “Severance Payment”) equal to six (6) months of Executive’s Base Salary, subject to the conditions set forth below. The Severance Payment, less applicable taxes and withholdings, will be made in equivalent installments at the Company’ s regular payroll intervals, provided that Executive complies with the conditions set forth in Section 3.2(b). Except as otherwise set forth in this Section 3.2(a), the Company shall not be obligated to provide Executive with any compensation or benefits beyond Executive’s Termination Date, other than as required by law.

(b)         To receive the Severance Payment, Executive must execute and return to the Company, within the time frame designated by Company, a separation agreement that is substantially in the form attached hereto as Exhibit C (but in all events reasonably acceptable to the Company) containing a general release and waiver of claims against the Company, its Affiliates and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, and other customary terms (e.g., non-disparagement against the Company, confidentiality of the agreement, confirmation of the covenants contained in Article IV hereof, and extensions of the post-employment period applicable to restrictive covenants to up to twenty-four months total, etc.), which shall be in form and substance reasonably acceptable to the Company. Any obligation of the Company to make the Severance Payment shall cease upon (i) Executive’s death; (ii) any reasonable determination by the Company that Executive has breached Executive’s obligations in Article IV; (iii) any reasonable determination by the Company that Executive committed acts constituting Cause during the Employment Term; or (iv) Executive’s agreement to become employed by or to provide services to any entity that is an Affiliate of the Company or to the Company itself.

(c)         For purposes of this Agreement:

(i)      The term “Cause” means that Executive has: (1) engaged in any act of material dishonesty, willful malfeasance, gross negligence, or breach of fiduciary duty related to employment; (2) committed an act of fraud, moral turpitude or constituting a felony, or otherwise engaged in conduct that materially diminish es Executive’ s credibility or reputation; (3) refused to perform specific reasonable directives from the Board or any other officer to whom Executive reports that are reasonably consistent with the scope and nature of Executive’s responsibilities; (4) used or been under the influence of illegal drugs at the workplace or while performing Company business, or refused to submit for a drug test upon the Company’s request; (5) breached any provision of Article IV; (6) failed to obtain the Board’s consent prior to engaging in (on behalf of the Company or any Affiliate) any business with any family members, their affiliates or any entities they work with; (7) caused, directed or permitted the Company to grant incentive equity to any person on terms and conditions not specifically approved by the Board or the Committee, caused, directed or permitted the Company to pay bonuses or grant raises to employees or other service provides of the Company not in line with the Company’s bud get, as approved by the Board, or in contravention of the Committee’s charter, or (8) failed to meet Executive’s other duties and obligations in Section 1.3 or any other agreement between Executive and the Company, or took or failed to take any action in contravention of the Board charters, provided that if such failure under this subsection (8) is capable of cure, the Company shall give Executive written notice describing the issue and why it constitutes Cause and allow Executive a reasonable opportunity to remedy the situation (not to exceed thirty (30) days) to the Company’s satisfaction. The decision to terminate Executive’s employment for Cause, to take other action or to take no action in response to any occurrence shall be in the sole and exclusive discretion of the Board. Any failure by the Board to terminate Executive or to take other adverse action in the event that circumstances arise which would support a for-Cause termination shall not constitute a waiver by the Board and shall not preclude the Board from invoking a for-Cause termination or other adverse action at a later date based on such circumstances or a similar future event. Executive’s employment by the Company also shall be deemed terminated for Cause if Executive resigns from the Company and the Board determines in good faith that one or more of the events described above existed as of the time of such resignation.

(ii)      The term “Affiliate” means, with respect to the Company: (1) any other entity or person owning 10% or more of the voting or beneficial interests of the Company; (2) any other entity or person directly or indirectly controlling, controlled by or under common control with the Company; or (3) any other entity in which more than 10% of the voting or beneficial interests are owned by one or more persons or entities who have a relationship with the Company described in clause (1) or (2); provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person or entity, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1         For purposes of this Article IV:

(a)         the term “Business” means (A) sourcing, processing, manufacturing, packaging, distributing and selling coffee and related merchandise and apparel and designing, owning, operating, licensing and franchising coffee-based retail establishments, (B) identifying, evaluating, contacting, acquiring, financing, combining and disposing, directly or indirectly, other businesses and companies active within the coffee industry throughout the United States of America, and (C) any similar, related or complementary business or activity that the Company conducts, as may be modified or expanded by the Board;

(b)         the term “Confidential Information” means any non-public information, in whatever form or medium, concerning the operations or affairs of the Company Family, including, but not limited to, (A) sales, sales volume, sales methods, sales proposals, business plans, advertising and marketing plans, strategic and long-range plans, and any information related to any of the foregoing, (B) customers, customer lists, prospective customers and customer records, (C) general price lists and prices charged to specific customers, (D) trade secrets, (E) financial statements, budgets and projections, (F) software owned or developed (or being developed) for use in or relating to the conduct of the Business, (G) the names, addresses and other contact information of all vendors and suppliers and prospective vendors and suppliers of the Company Family, and (H) all other confidential or proprietary information belonging to the Company or relating to the Business; provided, however, that Confidential Information shall not include (1) knowledge, data and information that is generally known or becomes known in the trade or industry of the Company (other than as a result of a breach of this Agreement or other agreement or instrument to which Executive is bound), and (2) knowledge, data and information gained without a breach of this Agreement on a non-confidential basis from a person who is not legally prohibited from transmitting the information to Executive; (c) the term “Confidentiality Period” means, (A) with respect to Confidential Information (other than trade secrets), during the term of Executive’ s employment with the Company and shall survive indefinitely after the termination of Executive’s employment for any reason, and (B) with respect to trade secrets, during the term of Executive’ s employment with the Company and for such period after the termination of Executive’s employment as the information in question falls within the definition of trade secrets under prevailing law;

(d)         the term “Company Family” shall be deemed to include the Company and all of its Affiliates;

(e)         the term “Employment Period” means the period during which Executive is employed by or provides services to the Company.

(f)         the term “Non-Compete Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the termination of Executive’s employment or engagement with the Company;

(g)         the term “Non-Solicit Restricted Period” means the period commencing on date hereof and terminating twenty-four (24) months following the effective date of termination of Executive’s employment or engagement with the Company;

(h)         the term “Prior Inventions” means all inventions, original works of authorship, developments and improvements which were made by Executive, alone or jointly with others, prior to Executive’s employment, association or other engagement with the Company or any affiliate thereof. To preclude any possibility of uncertainty, Executive has set forth on Exhibit B attached hereto a complete list of all Prior Inventions which Executive considers to be Executive’s property or the property of third parties and which Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Prior Invention on Exhibit B would cause Executive to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Invention in Exhibit B but is to inform the Company that all Prior Inventions have not been listed for that reason; and

(i)          the term “Sale of the Company” means (A) the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (B) the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of the outstanding equity securities, or (C) the merger, consolidation, recapitalization or reorganization of the Company with another person, in each case in clauses (B) and (C) above under circumstances in which the holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 1 3d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.  A sale (or multiple related sales) of one or more subsidiaries of the Company (whether by way or merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Company shall be deemed a Sale of the Company. Notwithstanding the foregoing, no Sale of the Company shall be deemed to occur if a purchaser of or investor in the Company’s assets or the Company’s Units or the surviving entity or acquirer is an entity which is an affiliate of Sterling BRCC Coffee Holdings, LLC.

4.2         Executive agrees and acknowledges that, in the course of Executive’s employment with Company and in consideration of Executive’s entering into this Agreement, the Company will provide Executive with access to certain of the Company’s trade secrets, Confidential Information, and intellectual property. Executive acknowledges and agrees that the restrictions set forth in this Article IV are supported by sufficient consideration, have been negotiated in good faith, are reasonable in geographic and temporal scope, and are necessary, reasonable, and appropriate to protect the Company’s value and goodwill, to protect its trade secrets, Confidential Information, and intellectual property, and to protect its relationships with customers and other entities. Executive further acknowledges and agrees that Executive will be performing services for the Company under this Agreement that are special, unique, and extraordinary. Executive agrees that Executive shall not use any Confidential Information, special knowledge of the Business, or the Company’s relationships with its customers and employees, all of which Executive will gain access to through Executive’s employment with the Company, other than in furtherance of Executive’s legitimate job duties. Executive further acknowledges that:

(a)         the Company is currently engaged in the Business;

(b)         the Business is highly competitive and the services to be performed by Executive for the Company are unique and national in nature;

(c)         Executive will occupy a position of trust and confidence with the Company and will acquire an intimate knowledge of Confidential Information and the Company’s relationships with its customers and employees;

(d)         the agreements and covenants contained in this Article IV are essential to protect the Company, the Confidential Information and the goodwill of the Business and are being entered into in consideration for the various rights being granted to Executive under this Agreement.

(e)         the Company would be irreparably damaged if Executive were to disclose the Confidential Information or provide services to any person or entity in violation of the provisions of this Agreement.

(f)         the scope and duration of the covenants set forth in this Article IV are reasonably designed to protect a protectible interest of the Company and are not excessive in light of the circumstances; and

(g)         Executive has the means to support herself and Executive’s dependents other than by engaging in activities prohibited by this Article IV.

4.3         Confidential Information.

(a)         Executive acknowledges that Executive will be entrusted with Confidential Information.

(b)         During the Confidentiality Period, Executive: (A) shall hold the Confidential Information in strictest confidence, take all reasonable precautions to prevent the disclosure of the Confidential Information to any unauthorized person (including inadvertent disclosure), and follow all the Company’s policies protecting the Confidential Information; (B) shall not use, copy, divulge or otherwise disseminate or disclose any Confidential Information, or any portion thereof, to any unauthorized person ; (C) shall not make, or permit or cause to be made, copies (including electronic copies) of the Confidential information, except as necessary to carry out Executive’s authorized duties as an employee of the Company; and (D) shall promptly and fully advise the Company of all facts known to Executive concerning any actual or threatened unauthorized use or disclosure of which Executive becomes aware, even if inadvertent.

(c)         Executive hereby assigns to the Company any rights Executive may have or acquire in the Confidential Information and automatically assigns to the Company all such rights upon the creation or acquisition of new Confidential Information, with such assignment occurring automatically and with no further action required by any party; and Executive recognizes that the Company shall be the sole owner of all copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection with such rights.

(d)         If Executive receives any subpoena or becomes subject to any legal obligation that might require Executive to disclose Confidential Information, Executive will provide prompt written notice of that fact to the Company, enclosing a copy of the subpoena and any other documents describing the legal obligation. In the event that the Company objects to the disclosure of Confidential Information, by way of a motion to quash or otherwise, Executive agrees to not disclose any Confidential Information while any such objection is pending, except as required by law. This restriction does not apply to government investigations.

(e)         Executive understands that the Company and its affiliates have and will receive from third parties confidential or proprietary information (“Third Party Information”) under a duty to maintain the confidentiality of such Third-Party Information and to use it only for limited purposes. During the term of Executive’s association with the Company and at all times after the termination of such association for any reason, Executive will hold Third Party Information in strict confidence and will not disclose or use any

Third Party Information unless expressly authorized by the Company in advance or as may be strictly necessary to perform Executive’s obligations with the Company, subject to any agreements binding on the Company with respect to such Third Party Information.

(f)         Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or of any other person to whom Executive has an obligation of confidentiality, and Executive will not bring onto the Company’s premises any unpublished documents or any property belonging to any former employer or of any other person to whom Executive has an obligation of confidentiality.

4.4          Ownership of Inventions.

(a)         Executive hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been or are developed, generated or produced by Executive, solely or jointly with others, at any time during the Employment Term (collectively, “Inventions”), shall be the exclusive property of the Company, and Executive hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. All of the foregoing inventions are intended to be works made for hire under the U.S. Copyright Act. Nevertheless, Executive hereby assigns to the Company all right, title and interest to the inventions, concepts, ideas and materials described above, with such assignment occurring automatically upon creation, with no further action necessary by any party to effectuate such assignment. This Section 4.4 does not apply to any invention of Executive for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Executive’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Executive for or on behalf of the Company. Executive shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Executive (whether individually or jointly with others) during the term of Executive’s association or employment with the Company. Such records shall remain the property of the Company at all times. Executive shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

(b)         Unless the parties otherwise agree in writing, Executive is under no obligation to incorporate any Prior Inventions in any of Company’s products or processes or other Invention or Company Invention (as defined below). If, in the course of Executive’s performance, Executive chooses to incorporate into any such Company product or process or other Invention or Company Invention any Prior Invention owned by Executive or in which Executive otherwise has an interest, Executive grants the Company a non-exclusive, royalty free, irrevocable, perpetual, world-wide license to copy, reproduce, make and have made, modify and create derivative works of, use, sell and license such Prior Inventions and derivative works as part of or in connection with any such Company product or process or other Invention or Company Invention.

(c)         During or subsequent to the Employment Term, Executive shall execute all papers, and otherwise provide assistance, at the Company’s request and expense, to enable the Company or its nominees to obtain and enforce all proprietary rights with respect to the Inventions or Company Inventions in any and all countries. To that end, Executive will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, defending, evidencing and enforcing any such proprietary rights, and the assignment of any or all of such proprietary rights. In addition, Executive will execute, verify and deliver assignments of such rights to the Company or its designee. Executive’s obligation to assist the Company with respect to such rights shall continue beyond the termination of Executive’s association with the Company.

(d)         If, after reasonable effort, the Company cannot secure Executive’s signature on any document needed in connection with the actions specified in the preceding paragraph, Executive irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Executive. The power of attorney set forth in this Section 4.4 is coupled with an interest, is irrevocable, and shall survive Executive’s death, incompetence or incapacity and the termination of the Employment Term. Executive waives and quitclaims to the Company all claims of any nature whatsoever which Executive now has or may in the future obtain for infringement of any Proprietary Rights assigned under this Agreement or otherwise to the Company.

(e)         Executive acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) during the course of the association with or performance of services for the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and any successor statutes. Inventions assigned to the Company are referred to as “Company Inventions.”

(f)         Upon termination of Executive’s employment or engagement by the Company for any reason, or upon receipt of written request from the Company, Executive shall immediately deliver to the Company all tangible and intangible property (including without limitation computers, computing devices, cell phones, memory devices and any other tangible item), drawings, notes, memoranda, specification, devices, notebooks, formulas and documents, together with all copies of any of the foregoing, and any other material containing, summarizing, referencing, or incorporating in any way or otherwise disclosing any Inventions, Company Inventions, Third Party Information or Confidential Information of the Company or any of its Affiliates.

4.5         Non-Solicitation.

(a)         During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’s legitimate job duties on behalf of Company), directly or indirectly, on Executive’s own behalf or for any other person or entity:

(i)          solicit for employment or hire, or attempt to solicit for employment or hire, any person who is or was employed by the Company or any of its Affiliates at any time within six (6) months prior to the solicitation or hire (the “Restricted Personnel”); or

(ii)         otherwise interfere with the relationship between any Restricted Personnel and the Company or any of its Affiliates, including, for example, by encouraging such person to terminate employment or to seek employment elsewhere.

(b)        During the Non-Solicit Restricted Period, Executive shall not (other than in furtherance of Executive’ s legitimate job duties on behalf of Company), directly or in directly, on Executive’s own behalf or for any other person or entity:

(i)         solicit any customer of the Company (or its Affiliates) if such customer was a customer during the last two (2) years of Executive’s employment; or

(ii)         otherwise interfere with the relationship between the Company and any such customer, including, for example, by encouraging such customer to reduce the volume or types of business it conducts with the Company or its Affiliates.

Notwithstanding the foregoing, Executive shall not be prohibited from soliciting any person or entity for the purpose of selling such person or entity products or services wholly unrelated to the Business so long as such Executive complies in all respects with Sections 4.3 and 4.5(a)(i) of this Agreement.

4.6         Non-Competition; Investment Opportunities.

(a)         During the Non-Compete Restrictive Period, Executive shall not, directly or indirectly, alone or in combination with any other individual or entity, own (other than through the passive ownership of less than one percent (1%) of the publicly traded shares of any entity), operate, manage, control, or participate in an executive, managerial, strategic, or sales role, in any individual or entity (other than the Company or its Affiliates) that engages in or proposes to engage in the Business. For avoidance of doubt, “sales role” is intended to mean establishing relationships between the Company and customers that would sell the Company’s products, and it would not be a violation of this Section 4.6(a) for Executive to perform retail sales at a retail location.

(b)         During the period beginning on the date hereof and ending on the later of (x) the effective date of termination of Executive’ s employment for any reason, and (y) the date on which Executive (or any of her transferees) no longer owns, directly or indirectly, any equity interest in the Company, if Executive learns of any investment opportunity in a business or any entity engaged in the Business, Executive shall present such investment opportunity to the Company.

4.7       Sale of the Company.  Executive hereby acknowledges and agrees that if a Sale of the Company is consummated during the Employment Term and in connection with such Sale of the Company the acquirer requires, prior to or at the time of the closing of such transaction, that Executive becomes bound by any non-competition, non-solicitation or similar restrictive covenants, Executive shall agree to become bound by such restrictive covenants, provided that the duration of such restrictive covenants shall not exceed two (2) years following the date of such Sale of the Company, and the territory covered by any non-compete covenant shall not include any territory outside North America. The foregoing shall apply in each of the following instances: (i) if Executive continues to be employed by the Company (or the acquirer) after the Sale of the Company, or (ii) if Executive receives an employment offer from the acquirer on substantially the same terms as Executive’s employment with the Company prior to the Sale of the Company and Executive nonetheless resigns or otherwise terminates Executive’ s employment.

4.8       If any court of competent jurisdiction or duly appointed arbitrator shall deem any provision in this Article IV unenforceable, the court or arbitrator shall modify the unenforceable provision to the point of greatest restriction permissible by law; and all other provisions in the Agreement shall remain unaffected.  If such modification is not performed, for whatever reason, then the unenforceable provision shall be severed, in the narrowest way possible, and all other portions of this Agreement shall remain in effect. If this Agreement is terminated for any reason, Executive acknowledges and agrees that the restrictive covenants set forth in this Article IV or in any other agreement between the Company or any subsidiary thereof and Executive containing restrictive covenants against Executive in favor of the Company or any subsidiary thereof (the “Restrictive Covenants”) and the provisions of Article V shall survive the termination of this Agreement and Executive shall continue to be bound by the terms of this Article IV and Article V as if this Agreement was still in effect. The Company and Executive agree that Executive’s failure to observe any of the Restrictive Covenants would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Executive waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Executive also acknowledges that the remedies afforded the Company pursuant to this Section 4.10 are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Executive shall provide reasonable assurances and evidence of compliance with the Restrictive Covenants.

ARTICLE V

POST-TERMINATION OBLIGATIONS

5.1       Return of Company Materials. Return of Company Materials.  No later than three (3) business days following the termination of Executive’s employment for any reason, Executive shall (a) return to the Company, and shall not retain in any form or media of expression, all Company and Affiliate property that is then in Executive’s possession, custody or control, including, without limitation, all keys, access cards, credit cards, computer hardware and software, documents, records, policies, marketing information, design information, specifications and plans, data base information and lists, passcodes and any other property or information that Executive has or had relating to the Company or any Affiliate (whether those materials are in paper or computer-stored form), and including but not limited to any documents containing, summarizing, or describing any Confidential Information; and (b) after returning all electronic records to Company, Executive shall delete all personal copies Executive has of any electronic records or documents of Company and shall not, at any time in the future, seek to recover or permit recovery of any such deleted files unless requested by Company or required by law. After the termination of employment, Executive shall not access, and shall not make any attempt to access, any Company electronic system or documents, including but not limited to networks, computers, servers, source code, storage, or email. If Executive has any questions about the scope or applicability of this paragraph, Executive agrees to contact the Chief Executive Officer. Upon the Company’s request, Executive will sign a sworn certification, in a form acceptable to the Company, verifying that Executive has returned all Company property, including any Confidential Information and copies thereof, and has complied with this Section 5.1. Compliance with this Section 5.1 shall be a condition of receiving any Severance Payment described in Section 3.2.

5.3       Executive Assistance.  During the Employment Term and for a period of six (6) months thereafter, Executive shall, upon reasonable notice, furnish the Company with such information as may be in Executive’s possession or control, and cooperate with the Company in connection with any litigation, claim, or other dispute in which the Company or any of its Affiliates is or may become a party. The Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in fulfilling Executive’s obligations under this Section 5.2. In addition, if the Company requests such assistance after termination of Executive’s employment and such assistance requires that Executive provide assistance other than limited, periodic telephone assistance, the Company will compensate Executive on an hourly basis at the hourly rate Executive received at the date of termination of her employment, except that the Company shall not compensate Executive in exchange for any testimony in connection with any litigation or quasi-litigation proceeding. Executive shall provide truthful testimony in any litigation or quasi-litigation proceeding, without regard to whether such testimony is beneficial or detrimental to the Company or its Affiliates.

ARTICLE VI

MISCELLANEOUS

6.1       Notices.  Any notices, consents or other communications required or permitted to be sent or given hereunder shall be in writing and shall be deemed properly served if (i) delivered personally, in which case the date of such notice shall be the date of delivery; (ii) delivered via a nationally recognized overnight courier service, in which case the date of delivery shall be the next business day; or (iii) sent by e-mail transmission (with confirmation of receipt), in which case the date of de li very shall be the date of transmission, or if after 5:00 P.M. Mountain Time, the next business day. If not personally delivered, notice shall be sent addressed as follows: (x) if to Executive, to the address listed on the signature page here of, and (y) if to the Company, at the Company’s then-current primary executive office, Attn: General Counsel, or in either case at such other address as may hereafter be specified by notice given by either party to the other party. Executive shall promptly notify the Company of any change in her address set forth on the signature page.

6.2       Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the patties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any Affiliate as well as the successors in interest to the Company or any such Affiliate (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive under any circumstance. Nothing in this Agreement, whether expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 6.2 any right, remedy or claim under or by reason of this Agreement; except that all Affiliates are intended third party beneficiaries of this Agreement and shall have the power to enforce this Agreement as if standing in the shows of the Company.

6.3       Entire Agreement; Amendments.  This Agreement and the Recitals, and Executive’s Restricted Units Agreement to be executed on or subsequent to the approval of such Restricted Units Agreement by the Company’s Compensation Committee at a scheduled meeting, contain the entire understanding of the parties hereto with regard to the terms of Executive’s employment, and supersede all prior agreements, understandings, term sheets or letters of intent with regard to the terms of the employment relationship or any other subject addressed in this Agreement. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

6.4       Interpretation.  Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

6.5       Expenses and Advice to Seek Counsel.  Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement, including the fees, expenses and disbursements of its counsel and accountants. The Company advises Executive to review this Agreement with her personal counsel. Executive agrees, by signing this Agreement, that she has had sufficient opportunity to do so.

6.6       Waivers.  No provision of this Agreement may be waived except in a writing executed and delivered by the party against whom waiver is sought. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

6.7       Partial Invalidity.  Wherever possible, each term and provision of this Agreement shall be interpreted so as to be effective and valid under applicable law. If any term or provision shall be held invalid or unenforceable, the remaining terms and provisions hereof not be affected thereby, unless such a construction would be unreasonable. Executive’s obligations in Articles IV and V shall survive and continue in full force notwithstanding the termination of this Agreement or Executive’s employment for any reason.

6.8       Tax Matters.  Executive acknowledges that no representative or agent of the Company has provided Executive with any tax advice of any nature, and Executive has had the opportunity to consult with her own legal, tax and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

6.9       Offset.  To the extent permitted by law, and to the extent that such action will not result in the imposition of additional taxes, interest or penalties pursuant to Section 409A of the Code, the Company may offset any amounts Executive owes it pursuant to this Agreement or any other written agreement, note or other instrument relating to indebtedness for borrowed money to which Executive is a party or pursuant to any other liability or obligation by which Executive is bound against any amounts it owes Executive hereunder.

6.10       Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

6.11       Required Delay for Deferred Compensation Under 409A.  Notwithstanding any other provision of this Agreement, if at the time of separation from service Executive is determined by the Company to be a “specified employee” (as defined in Section 409A of the Code (together, with any state law of similar effect, “Section 409A”) and Section l.409A-l (i) of the Treasury Regulations), and the Company determines that delayed commencement of any portion of the termination payments and benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of Executive’ s termination payments and benefits shall not be provided to Executive prior to the earliest of (1) the date that is six months and one day after Executive’s separation from service, (2) the date of Executive’ s death or (3) such earlier date as is permitted under Section 409A (any such delayed commencement, a “Payment Delay”). Upon the expiration of such Payment Delay, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive on the first day following the expiration of the Payment Delay, and any remaining payments due under the Agreement shall be paid on the original schedule provided herein.

This Agreement is intended to meet the requirements of Section 409A and shall be interpreted and construed consistent with that intent. References to termination of employment, retirement, separation from service and similar or correlative terms in this Agreement shall mean a “separation from service” (as defined at Section l.409A-l(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section l.409A- l(h)(3) of the Treasury Regulations. Each installment of the payment s and benefits provided for in this Agreement shall be treated as a separate “payment” for purposes of Treasury Regulation Section l.409A-2(b)(2)(i)

6.12       Governing Law; Consent to Jurisdiction; Waiver of Jury.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without regard to its conflict of law principles. For the purposes of any suit, action, or other proceeding arising out of this Agreement or with respect to Executive’ s employment hereunder, the Parties hereto: (i) agree to submit to the exclusive jurisdiction of the federal or state courts located in the State of Utah, (ii) agree to unconditionally waive any objection to venue or to personal jurisdiction in such jurisdiction, and agree not to plead or claim forum non conveniences, and (iii) to waive their respective rights to a jury trial in any claims or causes of action that may arise between them.

6.13       Construction.  The language used in this Agreement will be deemed to be the language chosen by Executive and the Company to express their mutual in tent, and no rule of strict construction will be applied against Executive or the Company.

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set her hand, all as of the day and year first above written.

BLACK RIFLE COFFEE COMPANY, LLC:

By:	/s/ Thomas E. Davin
Name: Thomas E. Davin
Title: Co-Chief Executive Officer

EXECUTIVE

/s/ Toby Johnson
Toby Johnson

Address:	[Redacted]
[Redacted]

Phone:	[Redacted]
Fax:

Exhibit A

Form of Restricted Units Agreement

[To be attached.]

A-1

Exhibit B

Prior Inventions

None.

B-1

Exhibit C

Form of Release

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Release") is made and entered into as of this ____ day of _______, 20__, by and between Black Rifle Coffee Company LLC, a Delaware limited liability company (the "Company"), and _____________ (the "Employee").

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Termination of Employment.  Effective the close of business on _________ _____, 20__, the Company and the Employee agree that the Company terminated the Employee’s employment with the Company. The Employee further acknowledges and agrees that as of _________ ____, 20__, he has been terminated from all positions he holds with the Company or any of its affiliates and that he will not hereafter seek reinstatement, recall or re-employment with the Company.

2.           Settlement Payment.

(a)         Payments.  As a settlement payment, the Company shall, subject to the terms of Paragraph 2(c) of this Release, continue to pay the Employee her base salary for a period of [six (6)] months following the Termination Date, payable in accordance with the Company’s payroll policy from time to time in effect, with the first such installment to be paid to the Employee on the first pay period after the Termination Date (or, if later, on the date this Release becomes effective as described in Paragraph 9(c)) and subject to the Employee’s reaffirmation of the Release through the Termination Date. The Company and the Employee acknowledge and agree that all payments made hereunder are “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld from the settlement payment made hereunder. One Thousand dollars ($1,000) of the settlement payment hereunder shall be in consideration of the release of any claim under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and as described in Paragraph 3 hereof, and the Employee agrees that such consideration is in addition to anything of value to which he is already entitled. The remainder of the settlement payment shall be in consideration of the release of all claims described below in Paragraph 3, the Covenant Not to Sue described in Paragraph 4, and the Protective Covenants described in Paragraph 6.

(b)         Continuing Rights.  The Company shall continue to pay the Employee her base salary through the Termination Date and the Employee shall continue to participate in the Company’s benefit plans in which he is currently participating through the Termination Date; provided, however, that the Employee acknowledges and agrees that he shall cease to accrue any further vacation time after _________ ___, 20__. The Employee agrees that he has been paid: (i) the full amount of earned but unused vacation pay to which he is entitled and that he is not owed any amounts as reimbursement for expenses incurred during the course of her employment; and (ii) all other compensation due to him, including but not limited to all salary, hourly pay, overtime pay, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. No other sums (contingent or otherwise) shall be paid to the Employee in respect of her employment by the Company, and any such sums (whether or not owed) are hereby expressly waived by the Employee. The foregoing notwithstanding, the Employee (i) may elect to continue her health insurance coverage, as mandated by COBRA, which may continue to the extent required by applicable law, provided, however, that nothing herein shall be construed to extend the period of time over which such COBRA continuation coverage may be provided to the Employee and/or her dependents beyond that mandated by law and, provided further, that the Employee shall be required to pay the entire cost of such COBRA continuation coverage; and (ii) shall be entitled to receive her account balance, if any, under the Company’s Section 401(k) Plan in accordance with the terms of such Plan.

(c)         Continuing Entitlement.  The Employee acknowledges that her continuing entitlement to payments under this Paragraph 2 shall be conditioned upon her continuing compliance with Paragraphs 4, 6, and 9(a) of the Release and any violation of Paragraphs 4, 6, or 9(a) by the Employee shall terminate the Company's obligation to continue to make payments in accordance with this Paragraph 2.

3.          General Release.  As a material inducement to the Company to enter into this Release and in consideration of the payments to be made by the Company to the Employee in accordance with Paragraph 2 above, the Employee, on behalf of herself, her representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Release and having the right and opportunity to consult with her counsel, releases and discharges the Company, their shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates, and all employee benefit plans sponsored by or contributed to by the Company (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the "Released Parties") from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (as of the effective date of this Release and, upon the Employee’s reaffirmation, through the Termination Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 4 below, the Release is not intended to and does not limit the Employee’s right to file a charge or participate in an investigative proceeding of the EEOC or another governmental agency, and the Release is not intended to and does not limit the Employee’s right to seek indemnification from the Company for third-party claims related to Employee’s service as a director or officer of the Company. Without limiting the generality of the foregoing, it being the intention of the parties to make this Release as broad and as general as the law permits, this Release specifically includes, but is not limited to, and is intended to explicitly release, any and all subject matter and claims arising with respect to the Unvested Units; under the Employment Agreement; from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving her employment with the Company, the termination of her employment with the Company, or involving any other matter, including but not limited to the continuing effects of her employment with the Company or termination of employment with the Company. The Employee further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Employee hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Delaware and the State of Utah.

4.          Covenant Not to Sue.  The Employee, for herself, her heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action or proceeding regarding or in any way related to any of the claims described in Paragraph 3 hereof, and further agrees that this Release is, will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Employee files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 3 hereof, the Employee will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

5.          Indemnification.  The Employee will fully indemnify the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors against and will hold the Released Parties and their shareholders, members, managers, officers, directors, employees and independent contractors harmless from any and all claims, costs, damages, demands, expenses (including without limitation attorneys' fees), judgments, losses or other liabilities of any kind or nature whatsoever arising from or directly or indirectly related to any or all of this Release and the conduct of the Employee hereunder, including without limitation any material breach or failure to comply with any or all of the provisions of this Release.

6.          Protective Agreement.  The Employee acknowledges and agrees that he shall continue to be bound by the terms and conditions of the restrictive covenants set forth in any employment agreement or Restricted Units Agreement existing between the Employee and the Company (collectively, such provisions to be referred to herein as the “Protective Covenants”), the terms of which are incorporated herein by reference. The Employee further acknowledges and agrees that he is estopped from and will not dispute in any proceeding the enforceability of this Paragraph 6.

7.          Severability.  If any provision of this Release shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Release, as the case may require, and this Release shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Release modify the Release so that, once modified, the Release will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

8.          Waiver.  A waiver by the Company of a breach of any provision of this Release by the Employee shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Employee. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

9.          Miscellaneous Provisions.

(a)         Non-Disclosure.  The Employee agrees that he will keep the terms and amounts set forth in this Release completely confidential and will not disclose any information concerning this Release's terms and amounts to any person other than her attorney, accountant, tax advisor, or immediate family, except as required pursuant to legal process.

(b)         Representation.  The Employee represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Release, has knowingly and voluntarily entered into this Release freely and without coercion, and acknowledges that the Company has advised her to consult with an attorney prior to executing this Release and further advised her that he had twenty-one (21) days (until _________ __, 20__) within which to review and consider this Release and that, if he signs this Release in less time, he has done so voluntarily in order to obtain sooner the benefits under this Release. The Employee is voluntarily entering into this Release and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Release other than those contained in the Release itself and the Employee is not relying on any statement or representation by the Company or any other Released Parties in executing this Release. The Employee is relying on her own judgment and that of her attorney to the extent so retained. The Employee also specifically affirms that this Release clearly expresses her intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.

(c)         Revocation.  The Employee acknowledges that he has seven (7) days from the date this Release is executed in which to revoke her acceptance of the ADEA portion of this Release, and such portion of this Release will not be effective or enforceable until such seven (7)-day period has expired. To be effective, any such revocation must be in writing and delivered to the Company’s principal place of business on or before the seventh day after signing and must expressly state the Employee’s intention to revoke the ADEA portion of this Release. If the Employee revokes her acceptance of the ADEA portion of the Release, the remainder of the Release shall remain in full force and effect as to all of its terms except for the release of claims under the ADEA (and the consideration attributable thereto), and the Company will have three (3) business days to rescind the entire Release by so notifying the Employee.

(d)         Return of Property.  By signing this Release, the Employee affirms having returned to the Company all of the Company’s property that is in the Employee’s possession, custody or control, including, without limitation, (a) all keys, access cards, credit cards, computer hardware (including but not limited to all hard drives, diskettes, compact disks, DVDs, electronic storage devices, and personal data assistants, and the contents of all such hardware, as well as any passwords or codes or instructions needed to operate any such hardware), computer software and programs, data, materials, papers, books, files, documents, records, policies, client and customer information and lists, marketing information, design information, specifications and plans, data base information and lists, mailing lists, notes, and any other property or information that the Employee has or had relating to the Company (whether those materials are in paper or computer-stored form), and (b) all documents and other property containing, summarizing, or describing any confidential information, including all originals and copies. The Employee affirms that he has not retained any such property or information in any form, and will not give copies of such property or information or disclose their contents to any other person.

10.       Complete Agreement.  This Release sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Employee's employment with the Company or the termination of the Employee's employment with the Company; provided, however, that all obligations and rights arising under the Protective Covenants, which are incorporated by reference herein, shall not be released, shall be unaffected hereby, and shall remain in full force and effect and the Employee shall, with respect to her Vested Units, continue to be subject to the restrictions set forth in the Restricted Units Agreement, as same may be amended from time to time. The Employee expressly warrants and represents that no promise or agreement which is not herein expressed has been made to her in executing this Release.

11.        No Pending or Future Lawsuits.  The Employee represents that he has no lawsuits, claims or actions pending in her name, or on behalf of any other person or entity, against the Company or any of the Released Parties. The Employee also represents that he does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any of the Released Parties.

12.        No Admission of Liability.  The Employee understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by the Employee. No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or any third party.

13.        Reimbursement.  If the Employee or her heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 6 or 9(a) of this Release, or (b) attempts to challenge the enforceability of this Release, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Employee or her heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to her or them under this Release (except for $1,000, which represents the consideration received by the Employee in exchange for the release and waiver of rights or claims under the Age Discrimination in Employment Act of 1967, as amended), or any amount of actual damages proven by the Company, if greater. Further, the Employee shall indemnify and hold harmless the Company, its employees, officers, directors and other agents from and against all liability, costs and expenses, including attorneys' fees, arising out of said breach, challenge or action by the Employee, her heirs, executors, administrators, successors or assigns. The Company and the Employee acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

14.        Future Cooperation.  In connection with any and all claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, the Employee agrees to make herself available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information or documents, provide declarations or statements to the Company, meet with attorneys or other representatives of the Company, prepare for and give depositions or testimony, and/or otherwise cooperate in the investigation, defense or prosecution of any or all such matters. The Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in fulfilling Employee’s obligations under this Paragraph 14. In addition, if the Company requests assistance other than limited, periodic telephone consultations with Employee, the Company will compensate Employee on an hourly basis at the hourly rate Employee received at the date of termination of her employment.

15.        Amendment.  This Release may not be altered, amended, or modified except in writing signed by both the Employee and the Company.

16.        Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Release, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Release. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Release shall be construed as if the parties jointly prepared this Release, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

17.        Applicable Law.  This Release shall be governed by, and construed in accordance with, the laws of the State of Utah, and any court action commenced to enforce this Release shall have as its sole and exclusive venue the State of Utah. In addition, the Employee and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Release.

18.        Execution of Release.  This Release may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Release. The Release, to the extent signed and delivered by means of a facsimile machine or by PDF File (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

IN WITNESS WHEREOF, the Employee and the Company have voluntarily signed this Separation Agreement and General Release effective as of the first date set forth above.

Black Rifle Coffee Company LLC                                      [Employee]

By:
Name:
Its:

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